EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

REGENXBIO Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share, to be issued under REGENXBIO Inc. 2025 Equity Incentive Plan	Other	5,500,000	$9.665	$53,157,500.00	0.0001531	$8,138.414
Total Offering Amounts					$53,157,500.00		$8,138.414
Total Fee Offsets							$-
Net Fee Due							$8,138.414

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock that become issuable in respect of such securities by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)
Represents the number of shares of the registrant’s common stock reserved for issuance under the REGENXBIO Inc. 2025 Equity Incentive Plan.
(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, and based upon the average of the high and low prices of the registrant’s Common Stock as reported on The Nasdaq Global Select Market on June 9, 2025.